Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Moderator:Steve Plochocki

October 31, 2008

2:00 p.m. CT

Operator:

Good morning. My name is Berlice, and I will be your conference operator today. At this time I would like to welcome everyone to the Quality Systems Second Quarter Fiscal 2009 Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you'd like to withdraw your question, please press the pound key. Thank you.

Mr. Steve Plochocki, you may begin your conference, sir.

Steve Plochocki:	Thank you Berlice.

And welcome everyone to Quality Systems Second Quarter Fiscal 2009 Earnings Call.

Paul Holt, our CFO, Pat Cline, our president of our NextGen Division, and Donn Neufeld, the senior vice president of our QSI Division, join me this morning as participants.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of the security laws including, without limitation, statements related to anticipated industry trends, the company's plans, products, perspectives and strategies, preliminary and/or projected, and then capital equity initiatives and the implementation of or potential impact of legal, regulatory or accounting requirements.

I will now provide some summary comments on the quarter. And then Paul, Donn and Pat will follow with additional details.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

For the quarter the company recorded record revenue of $59 million. This represents 31 percent growth versus the prior year quarter.

NextGen's revenue for the quarter was a record $54.9 million, up 33 percent over the prior year. The HSI Revenue Cycle Management acquisition, which operates within our NextGen division, was acquired in the transaction closing on May 20, 2008, and that entity contributed $4.2 million in divisional and company revenues for the quarter.

Excluding HSI, the NextGen division turned in year-over-year revenue growth of approximately 23 percent. The QSI division reported revenue of $4.1 million, which was up over the prior year quarter by approximately 3 percent.

Aggregate NextGen operating income was up 23 percent over the prior year quarter.

Corporate expenses came in at about $4.1 million, on the high end of our historical range. These expenses were driven largely by professional service fees in a variety of areas, including the year-end audit, proxy contests, as well as a variety of other items and initiatives.

Fully diluted earnings per share for the quarter was $0.37 per share, up approximately 6 percent over the year ago quarter.

In the quarter, management prevailed in a proxy fight with dissident shareholder Ahmed Hussein. Expenses related to that fight resulted in a reduction of earnings per share by approximately $0.03.

We also had an additional $0.02 of higher than normal legal costs related to several other matters. These matters are now largely behind us. It's business as usual on a going forward basis.

We recently announced the closing of our purchase of Practice Management Partners, adding to the Revenue Cycle Management Company. We're pleased to have Perry Snyder, Don Good and the entire PMP team on board with our NextGen division.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

We also had our first annual Analysts Day at our NextGen office in Horsham, Pennsylvania, on August 21st. That was my first week on the job, and it afforded me the opportunity to meet many of you who are on this call today.

I will now turn it over to Paul Holt.

Paul Holt:	Thanks, Steve. Hello everyone.

As Steve mentioned, we were pleased to report our consolidated revenue of $59 million, representing a 31 percent increase over the prior year. Our consolidated revenue growth, not including our recent acquisition of HSI, was 22 percent.

Earnings per share of $0.37 would have been $0.42 outside of proxy related expenses and unusually high legal expenses mentioned in our press release.

Consolidated system sales of $24.8 million was up 14 percent. That's compared to $21.7 million in the prior year quarter.

Our consolidated maintenance EDI and other services revenue, including Revenue Cycle Management, rose 46 percent to $34.2 million compared to $23.5 million a year ago.

Excluding revenue from our recently acquired HSI acquisition, this category of revenue rose 26 percent.

Our consolidated gross profit margin this quarter came in at 64 percent, down from 67.3 percent a year ago.

The decrease in our gross margin over last year was due primarily to the inclusion of Revenue Cycle Management Services at lower margins, a higher amount of hardware included in our system sales, and lower margins on our EDI revenue compared to year ago.

Our total SG&A expense increased by approximately $5.1 million to $18.3 million in the quarter, compared to $13.2 million a year ago.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

The primary drivers of this increase was approximately $1.2 million in proxy related expenses, approximately $1 million in legal expenses incurred in the NextGen division related to several other matters, which are largely behind us, other SG&A expenses in NextGen, including HSI and some higher corporate related expenses.

SG&A expense as a percentage of revenue this quarter increased to 31 percent compared to 29.2 percent as the unusual proxy and legal expenses pushed up our SG&A expenses faster than revenue growth.

Interest income for the three-month period ended September 30th declined to $340,000 compared to $645,000 in the year-ago period.

Our interest income in this quarter declined primarily due to lower interest rates earned on our cash investments, as well as a larger portion of our cash being invested in short-term U.S. treasuries, which have had significantly lower interest rates compared to prior other periods.

As of September 30, 2008, we had approximately $12.7 in auction rate securities. At the end of last quarter, we had approximately $18 million in auction rate securities.

The company's effective income tax rate increased to 36.3 percent compared to 36.1 percent a year ago. Our effective tax rate for this quarter was impacted by the lack of a benefit for R&D tax credits, as well as a reduced amount of tax-free interest income, which was received by the company in the quarter.

This was partially offset by large amount of stock option exercises, resulting in some tax benefit to the company.

Moving onto divisional performance, system sales in the NextGen division rose 14 percent to $23.9 million as compared to $21 million a year ago. And continued growth in NextGen's base of installed users continue to drive higher maintenance EDI and other revenue in that division.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Total maintenance EDI Revenue Cycle Management and other revenue grew 54 percent at $31 million versus $20.1 million a year ago. Revenue in this category grew 33 percent, not including $4.2 million in HSI revenue.

Operating income in the NextGen division was up 23 percent to $19,302,000 compared to $15,699,000 a year ago. Our QSI division reported a year-over-year increase of 3 percent, including revenue of $4,113,000 compared to $4,006,000 last year.

Moving onto our balance sheet, our total cash and marketable securities increased by approximately $3.1 million this quarter to $82.6 million, or $2.92 per share, compared to $79.4 million, or $2.86, at the end of the prior quarter.

Note that the company paid a dividend of approximately $6.9 million, or $0.25 per share, in July of 2008, and $8.5 million, or $0.30 per share in October of 2008.

The company's board of directors has cleared a $0.30 dividend for shareholders of record December 15, 2008, to be paid early January 2009.

This quarter our DSOs increased by two days compared to the prior quarter at 140. DSOs in the year-ago quarter was 138 days. DSOs net of amounts included in both accounts receivable and deferred revenue was 93 days.

Our DSOs by division this quarter was 88 days for the QSI division and 144 days for the NextGen division.

Our deferred maintenance and services revenue at $46.1 million was down $0.1 million from the prior quarter, and up $6.2 million compared to the prior year.

The amount of deferred maintenance revenue declined slightly on a sequential basis due to the timing of certain maintenance billing.

Our deferred annual licenses and implementation and training in the NextGen division continued to grow in the September quarter versus prior periods.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

For those of you who are tracking this, our non-cash expenses for the quarter break down as follows.

Total amortization expense $1,267,000. That's $40,000 for QSI and $1,227,000 for NextGen. Total depreciation expenses $705,000. That's $82,000 for QSI and $623,000 for NextGen. Stock option compensation $431,000.

And our investing activities for the quarter were as follows.

Capitalized software $1,465,000. That's $69,000 for QSI and $1,396,000 for NextGen. Investments in fixed assets totaled $684,000. That's $93,000 for QSI and $591,000 for NextGen.

And again, I want to thank you all for being on our call and your interest in our company. And now I’ll turn things over to Donn Neufeld.

Donn Neufeld:	Thank you, Paul. And thanks, everyone on the call, for your interest in our company.

The QSI division numbers have been addressed in detail by Steve and Paul, but I'd like to briefly address other areas of interest within the division.

The quarter saw growth in new clients purchasing the QSI electronic dental record, along with the NextGen EPM and EMR. We had four joint sales during the quarter, up from three last quarter.

QSI is the only company that can deliver the full functionality of an electronic medical record, electronic dental record, and enterprise practice management from one vendor.

This positions us well with entities that deliver both medical and dental services, especially the government-funded health centers. There are over 1,000 of these organizations nationwide, with over 7,000 locations.

A note on our sales and staffing pipeline. Our sales staffing remains unchanged from the last quarter, and our pipeline is approximately 4.3

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

million. Our pipeline is defined in sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

With that, I'll turn it over to Pat Cline, president of our NextGen division.

Pat Cline:	Thanks, Donn. Hi, everyone.

During the quarter, the company executed over 70 new agreements, and our pipeline remained steady at 85 million. Our sales force grew by seven to 66 people by the end of the second quarter.

As you saw from our filings, we closed the PMP acquisition this week with Practice Management Partners. It's my pleasure to welcome them and their customers into the family.

I've been asked a number of times whether or not the economy or credit tightening has or will affect our business, so I’ll answer that in my prepared comments.

While we did have a couple of medical practices during the quarter let us know that they were holding off because of a general economic concern or fear, our new customers don't seem to be having problems finding credit to purchase systems.

Who knows what the future's going to hold with this economy? But so far it hasn't affected us very much. Market demand seems steady and we continue to win competitive deals in the marketplace.

Thanks again to NextGen employees for their dedication and hard work. It really makes a difference.

And thanks also to our customers for the confidence that you've expressed in NextGen Healthcare.

Berlice, we're ready for questions.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Operator:

At this time I would like to remind everyone if you would like to ask a question, please press star and then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Ross Muken of Deutsche Bank.

Ross Muken:

Yes, can you talk about some of the early successes you've had from the revenue cycle standpoint in terms of costs now? Or at least, if that's sort of started – hasn't started to manifest itself, at least the conversations you've had within the existing days?

And what types of customers seem to be most interested in the new offerings that you guys now possess?

Pat Cline:	Sure. I would characterize it as – although it's early in the game – we have seen significant interest from HSI's customer base in the electronic health record system.

We've seen significant interest in the NextGen base in Revenue Cycle Services, and we've seen some early successes relative to executed deals that will be coming on in the coming months to add revenue.

As we've discussed in the past, our strategy is to cross sell services and systems while increasing revenues, integrating the sales force, adding a layer of sales and marketing to increase the revenue and then also realize economies of scale and other cost savings in many different areas in systems, in labor, in EDI and those kinds of things.

And so far I think things are going according to plan. There's a little bit of offset as we bring on significant revenue in this business in that you sort of precede things with little bit of expense as new accounts ramp up.

But outside of that sort of revenue lag, I think things are going very well.

Ross Muken:

And you know relative to your comments on the sort of economy – and you know I think of you know this market obviously in sort of different segments – at the lower end of your you know your customer base into the smaller doc

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

offices, you know are you sort of anticipating you know a bit of you know contracted demand in '09, and sort of the consumer in general, of which you know doctors clearly are, is obviously not feeling as optimistic about their business.

And if so, do you think there is any sort of potential offsets by you know things being done at government, like the HR demonstration project and then you know obviously what CMS announced last night relative to e-prescribing?

Pat Cline:	The bottom line on the first part of the question is I just don't know. I think we might anticipate a slight slowdown on the very low end, but overall I don't anticipate a slow down.

Medical practices are certainly not recession proof, and sentiment weighs into things, but much more of our business is midrange and high-end.

And to the second part of your question or statement to validate it – yes, we do see with the various government programs, grants, e-prescribing, other adoption programs that are being put out, somewhat of an offset, and hopefully more than an offset.

I think we still have some good tail wind in this business.

Ross Muken:

And just lastly, quickly – not to take too much time – but in terms of getting just back to the revenue cycle piece for a second, given that we're sort of in the capital constrained environment, and you guys are obviously good generators of cash flow, you know do you anticipate using sort of the struggles of smaller companies, in terms of their access to capital, as a means to do you know maybe a bit more deal work – buying smaller entities in the next 12 months?

Pat Cline:

I'm not going to rule out additional acquisitions but I wouldn’t tell you that it's a significant part of our strategy. Certainly, the PMP acquisition, coming shortly on the heels of the HSI acquisition, gives us more in the way of capacity – geographic coverage and other synergies, management synergies and those kinds of things.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

But our strategy has not changed from or deviated from an organic growth, a significant organic growth strategy to one of growing through acquisitions.

So to the extent that we feel, based on demand, we need the additional capacity, or there are other significant synergies, we will look at additional deals, but I think our past in that regard will remain our future, and that is looking at deals more aggressively, but being pretty selective as we go on.

Ross Muken:	All right. Thanks, Pat.

Operator:	Your next question comes from the line of Donald Hooker with UBS.

Donald Hooker:	Hi. Thank you. Thank you and good morning.

You mentioned that the revenue cycle business is a little bit of a drag on margins in the quarter. Can you maybe give some color as to what those margins were for the revenue cycle and where they can go? Kind of so we think about that going forward.

Pat Cline:

I can give you a little bit of color. I don't want to get into the exact margins and those kinds of things, but these businesses are lower margin, because of the service orientation traditionally, than the software license business.

However, we do have, as I mentioned, in our strategy a twofold program. One is to layer on additional revenues with higher margin contribution, and also to pull costs out of these businesses through economies of scale and EDI to remove costs that these businesses have traditionally had – for example, purchasing software licenses and software maintenance and those kinds of things.

And also deploying our technology, which is very advanced, to its fullest, we believe will also be able to take labor costs down. So we've got a number of different things going on to improve what are traditional margins in that business.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

And we wouldn't be pursuing that business aggressively, if we didn't think we could be very successful at it. So a little bit of color, but I'm not going to get into the specific numbers.

Donald Hooker:

Well, that's fair. Maybe a similar question looking forward, I mean should we anticipate any sort of integration or transition costs, as we have a couple of these businesses now, and you have your own business and kind of pulling it all together?

Pat Cline:	Well, they are always some costs associated with that, but no, I don't they'll be significant. I think we'll have them well under control.

Donald Hooker:	OK. Gotcha. Let me ask one more, and I'll jump off and let others ask.

As a follow-up to the earlier question about you know the physicians, but also with respect to hospitals, I mean are you seeing any kind of read through from them in terms of I guess Stark (ph) agreements or anything like that? Are they having funding problems for Stark (ph)?

Pat Cline:	So far so good. I would say the credit or funding issues have hit hospitals a little bit harder than they have the midsize and high-end practices, but we have not seen a big slowdown in that area.

Donald Hooker:	Thank you.

Pat Cline:	You're welcome.

Operator:	Your next question comes from the line of Bret Jones with Leerink Swann.

Bret Jones:	All right, thank you.

Just to follow up on some of the comments earlier, we talked about the medical practices that held off in the quarter, were they existing clients that were buying additional licenses, or were these new clients?

Pat Cline:	The ones that I know of are new clients. I would guess that maybe there were a couple of others that I didn't hear about, but the ones I know about were potential new clients.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Bret Jones:

OK. And we think about some of the large enterprise clients that you have in the low penetration you have as far as you know implementing database, do you think of that – is that essentially backlog, or are these more master agreements that were implemented in phases as you guys execute?

Pat Cline:	More of the latter, Bret.

Bret Jones:	OK. Great. And you've already talked about the margin compression.

Speaking of the revenue cycle and the margin compression, you didn't want to get into a target as to where you think those margins could get to, or you just didn't want to talk about where they are currently?

Pat Cline:

Both. Let me characterize a target for you, to give you a little more texture, though. I believe that if we do a great job, we can get to the same type of margins – that is net margins – that we enjoy in the software business.

But I won't say that we are going to be able to do that with these organizations immediately. That's something that we strive for over time.

Bret Jones:	Any sense for what time frame that would take, or...?

Pat Cline:	Well, the bottom line is no.

Bret Jones:	OK.

Pat Cline:	We do have internal targets and internal plans, but I'd rather not share those with you.

Bret Jones:

Fair enough. Last question I'll ask, and then I'll jump back in the queue. Can you contrast the PMP offering with the services that you purchase from HSI in terms of you know the technology they are utilizing to approach revenue cycle management? Thank you.

Pat Cline:	Certainly. These two organizations are very, very similar with respect to the systems that they use, the processes and procedures that they use, the size of

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

the customer base, revenue numbers and many other things – both terrific companies that we are delighted to have on board.

Each one brings a couple of services that the other one does not, and a couple of proprietary technologies or methodologies or sciences that can be deployed and used by the others, and in some cases used by the broad NextGen customer base.

So very similar companies, but some things very complementary as well.

Bret Jones:	Thank you.

Pat Cline:	You're welcome.

Operator:	Your next question comes from the line of Atif Rahim with J.P. Morgan.

Atif Rahim:	All right, thanks.

Pat, I guess you comment on what benefits you see from the R&D tax credit, now that it's essentially gone into effect going forward? And then secondly, could you give us a little more color on what the other legal matters were during the quarter that costs about a million?

Pat Cline:	I can try to give you a little texture. We're not going to get into the details on the additional legal costs, but I will tell you that they were not customer-related, if that helps.

Relative to the R&D tax credit benefits that we may pick up in the current quarter and/or in future quarters, I think, as Steve mentioned, there can be some or is likely to be some residual effect from those increased legal costs that may flow over to this quarter.

My guest might be that the pickup in the tax credit may offset that, so I don't think there's a big gain or a big loss in the current quarter related to both of those things combined.

Steve Plochocki:	And, Atif, this is Steve.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

In terms of the additional legal matters, as you know we had the proxy-related costs that we had to bear, but we also had several other legal matters that the management and the board felt it was important that we saddle, get rid of, and to get it behind us so that we can get on with running our business, integrating Revenue Cycle Management with the two acquisitions that we recently did.

So he made the decision to get rid of some of these legal matters, get them out of our way, so that they don't encumber us on a going forward basis.

Operator:	Your next question comes from the line of Frank Sparacino with First Analysis.

Frank Sparacino:

Hi, guys. I wondered if you could just comment. I think, Pat, you made a remark earlier about the practice of seeking financing. I'm just curious as to what percentage of your deals involve the physician practice seeking financing, and more specifically what type of financing are they getting?

Pat Cline:

It's a good question. Unfortunately, I don't have a good answer. We do know the number of practices that come to us for referrals for financing, and we deal with a few different entities that are able to provide financing to practices and physicians with good credit.

But there are a good number of practices that tell us that they're paying cash, and then they'll go to their local bank or borrow against the retirement program or all kinds of different things, depending on their wherewithal, facilities and financial advice and those we just don't know about. Again, to us they are paying cash, and in the background they are borrowing. So I don't have a good answer.

If I were to give you a wild guess, I might say about half of our deals are financed. But it would just be a wild guess.

Frank Sparacino:	OK.

Pat Cline:	But was the second part of your question?

Frank Sparacino:	That was it, Pat.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Pat Cline:	OK. Thank you.

Frank Sparacino:	Thank you, guys.

Pat Cline:	Thank you.

Operator:	Your next question comes from the line of Richard Close with Jefferies.

Richard Close:

Yes, thank you. I apologize if I missed this in your opening comments, but with respect to the pipeline, I think you said 85 million. That's an increase there. Is that increase versus the most recent quarter you know solely based on the acquired businesses that you completed over the last couple of quarters?

Pat Cline:	The pipeline of 85 is roughly consistent, and no, it does not include anything from the acquired entities.

Richard Close:	OK. And then with respect to the Revenue Cycle Services that you've acquired, I assume it's a majority consulting businesses, obviously, with the lower margin.

What do you see the opportunity to automate those processes you know with the technology? Is that something that is truly you're capable of doing, or will be these stay people you know people businesses?

Pat Cline:	Well, they are going to stay people businesses, but they're not in my opinion – in our opinion – going to be as people and as labor intensive.

And, yes, to answer the other part of your question, we do believe that by implementing our more sophisticated systems and various other technologies, that we can pull costs out of these businesses and realize margin expansion.

Richard Close:

OK. And then finally, Pat, did you mention what the add-on sales were in the quarter as a percentage? I know you haven't necessarily given that number out before, but I think you've given us directional.

Pat Cline:	Yes, we try to stay away from that, because it's so difficult, as we've mentioned in the past, to define what's new and what's an add-on.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

And I've mentioned the reasons for that relative to our enterprise clients and clients that maybe have multiple sub clients, multiple practices, purchasing a starter system and then making a significant purchase of a different product, and whether that's characterized as an add-on or upgrade or whether it's a new sale, and many other complicating factors.

So that's why we don't make it down for you, and we're not going to start at this point. But let me just say that we are relatively pleased with the direction of new system sales.

I'll also take this opportunity, even though I think Paul said that year-over-year system sales were up 14 percent, we've also talked a little bit about our strategy of adding recurring revenue.

Revenue Cycle Management is a part of that, but there are other things like subscription model sales of our software offering – software as a service – and hosting rather than selling hardware, and those kinds of things.

Very often we'll put the customer into a hosted environment, which might in the very short-term reduce that sort of system sales component, but in the long term it's more lucrative for us. It requires less capital outlay for the customer, and again, the revenues are recurring and very visible.

So again, part of our strategy is to increase our visible recurring revenue and that has a slight negative impact on the system sales growth.

Richard Close:	So from your comments, I assume that is increasing as a service offering interest from the customer base?

Pat Cline:	That's correct.

Richard Close:

OK. And then you've talked – in the last quarter I think you had you known that a pretty large license purchase in the first quarter. Was anything like that that you know occurred in the second quarter?

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Pat Cline:	There wasn't anything as big as that one in the second quarter, but we did have some pretty significant – and usually have some pretty significant – seven figure deals in the quarter.

Richard Close:	OK. Thank you and congratulations.

Pat Cline:	Thank you very much.

Operator:	Your next question comes from the line of Sandy Draper with Raymond James.

Sandy Draper:	Great. Thank you very much.

And I apologize if I missed this or misunderstood, but I know, Steve, you had talked about sort of trying to breakup the revenue buckets little bit differently. Is that something – did I just miss that, or is that something you're going to be doing going forward, but didn't do this quarter?

Steve Plochocki:

Yes, that, Sandy, as we move ahead with the integration of our revenue cycle management businesses into our organization and we can get some better streams of understanding of run rates – I mean you have to remember we're early on in RCM.

Our one acquisition – HSI – was in May, and we just closed the staff leak, the PMP acquisition. So, yes, it's our view to do that in the future, but we need to get some run rates under our belt in RCM.

And over the next several quarters, we'll get those run rates and be able to speak more reasonably to those issues.

Sandy Draper:	OK. Great. Thanks.

And then maybe a follow-up for Pat. Pat, I know it hasn't been that long that you guys have had the RCM business and I know one of the primary focuses of the large opportunity for cross selling that service to your software customers and software to those customers

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

But when you're looking at competitively in the marketplace you know to – the big name in sort of revenue cycle management for the physicians is Athena – we'd be curious you know from your perspective.

Do you think you guys have things that you can do, combining your software and RCM platform together, that they can do? And then how do you sort of combat air a sales pitch of being Internet-based in the power of the network and having everybody on the same network gives them leverage – sort of how do you sell against that? Thanks.

Pat Cline:

On the first part of the question, yes, we do believe we have very significant advantages over that organization and others in this space, not the least of which is our world-class electronic health record system being something that just about all practices are either in the market for currently or will be in the market for.

And I don't think there is much of a comparison. When you're looking at clinical offerings and integration of the clinical offerings with the financial offerings and revenue cycle management services between our organization and anybody else in the space, I believe that's a very strong and very unique advantage.

As to the network, I think some of what is put out there is overplayed. We have connections to most of our customers, where we monitor their systems. We use the Internet to do that, so in other words most of our customers are connected to us via the net today, and we can use those pipes for other things.

But to have everybody on one network, and so we can go update these business rules or those codes or those kinds of things I think is not very significant advantage.

We can use things like a similar download to what your antivirus software uses, so if I have a new rule or a new code set or that type of thing that I need to propagate to a customer base that's out there, we can make that very, very painless, even if the customer is on a stand-alone type of environment.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

But with our revenue cycle management customers with HSIs and PMPs, both of those organizations do host for their customers now and have them on a network and in a centralized hosting facility.

And there are also many, many thousands of NextGen users that are in similar hosted environments. One of our hosting partners I think hosts for somewhere in the neighborhood of 7,000 physicians.

So we've got a lot of those components today and some of the very significant advantages.

Sandy Draper:	Right. That's helpful. Thanks, Pat.

Pat Cline:	You're welcome.

Operator:	Your next question comes from the line of Leo Carpio with Caris and Company.

Leo Carpio:	Hi. Good morning, gentlemen. Sorry to beat a dead horse here. I have just a few more questions on the whole credit crunch impact.

Regarding the customers who have asked for referrals to for credit, or for credit partners, what are the names of your partners that are used currently – any particular types like large companies are small regional firms?

Pat Cline:

I will give you one as an example; U.S. Bank. We do refer a fair amount of business to U.S. Bank. They are a very healthy bank. They tell us, and we see that there really isn't a credit problem relative to their organization. Provided that a physician or medical practice has reasonable credit, money is there to lend.

Leo Carpio:	OK. And would GE be among those list of referrals that you use?

Pat Cline:	No, they're not presently.

Leo Carpio:	OK. And in terms of the hospitals, with your conversations with them on the Stark-related deals, has anybody indicated any slowdown or postponement yet?

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Pat Cline:

We haven't seen it. It's tough for me to speculate as to whether we will see it. It's certainly within the realm of possibilities that a month or so from now we hear that has been issue, but to date that's not something that we're hearing.

Leo Carpio:

OK. And then lastly, turning to the presidential election next week, any thoughts in terms of what the impact of that could happen to you in terms of, let's say, I mean in the case of an Obama victory in which he had – he's already stated that he's going to spend billions of dollars to help the doctors adopt healthcare IT.

Could that possibly like have a short-term, near-term impact on demand?

Pat Cline:

I think the good news is that both candidates have spoken about the need to increase adoption of electronic health records, and they both are getting very good advice relative to how these systems can reduce costs and improve quality and really make improvements.

Whichever candidate gets into office is going to have a very difficult task placed on his desk relative to the Medicare problem. We've got a huge issue with Medicare costs in this country. We've got many thousands of people a day turning 65.

And it in my opinion can only be dealt with a couple of ways – increase taxes or reduce benefits or both, and there's not much of an alternative for either candidate to head in that direction.

But in addition, again, the good news is both of them are talking about electronic health records. And I believe that whichever candidate is elected, it could increase the tailwinds for us.

Leo Carpio:	OK. Thank you.

Pat Cline:	You're welcome.

Operator:	Your next question comes from the line of Alan Fishman with Thomas Weisel Partners.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Alan Fishman:	Hi. Thank you.

I wanted to ask how specifically, if you give a ballpark, around how many doctors PMP service with their customers.

Pat Cline:	I believe it's under a thousand, but I'm not aware of the exact number off the top of my head.

Alan Fishman:

OK. And secondly, I see you added six sales reps in the quarter. Can you discuss kind of the quality of the resumes that you're seeing these days, given kind of high-profile dislocations among other healthcare IT vendors, and kind of what you're hiring plan is over the next few quarters?

Pat Cline:

Yes. We have seen I believe an increase in the quality of our sales force as we increase the quantity. I think a lot of it has to do with our hiring practices and being more selective than in the past.

We do see – this is relative to your comment about dislocation in other areas – we do see I would say an increased stream of resumes that might allow us to cherry pick a little bit better for have a larger stable to choose from.

To get to the last part of your question, we would like to be near 80 sales reps by the end of our fiscal year, but I'll state clearly that we also, as I have mentioned in the past, need to keep an eye foremost on the quality.

So with our selection process, it's very possible that we don't get to the internal goal of 80.

Alan Fishman:	OK. That's great. Thank you.

Pat Cline:	You're welcome.

Operator:	Your next question is a follow-up from the line of Frank Sparacino with First Analysis.

Frank Sparacino:	Hi. Real quick. Paul, can I get the total headcount at the end of the quarter?

Paul Holt:	States used for the Q. Will have all that in the Q filing.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Frank Sparacino:	OK.

And then, Pat, just following up on that last comment you made on the sales force, where would you expect most of those additions to be you know from a geographic or maybe even from a market segments and point? I don't know how you would break that down, if you would, for us.

Pat Cline:

I'm not able to break it down much further. We're going after, as I mentioned, quality first. And the market is big enough and robust enough that if I have a terrific sales candidate in the region where I already have a terrific salesperson, we would go ahead and bring that person on anyway.

So it's tough for me to say they're going to be in this region or that region. We have little more of a need in certain areas than in others, but again focusing on the quality, we're looking for the right kind of people, and not necessarily the geography.

And then, as far as market segment breakdown, we've got openings at the lower end, and we've got openings at the higher end and for that matter all the way through the company.

Paul Holt:	Frank, before you're done – I think you have another question – but I think your lucky day. I've got that headcount number for you. It's 983.

Frank Sparacino:	I'm sorry, Paul. I missed it.

Paul Holt:	Nine hundred and eighty-three.

Frank Sparacino:	Great.

And then, Pat, just to be clear on the sales hiring, isn't just a change – you know management philosophy change right now that's driving that hiring? Is it something you're seeing in the marketplace? Or what exactly should I pinpoint that too?

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

Pat Cline:	No, I wouldn't say that it was the change. If you go back and look at transcripts from many prior calls, in fact over a period of years that it has been our goal to grow our sales force.

We did go through a period some number of quarters ago, where the size of our sales force contracted, and we went through a salesperson quality initiative, I would say.

We lost a couple that we would have liked to have kept, and we got rid of many that we needed to get rid of that didn't quite do the job for us from the quantity and quality perspective.

But we've regrouped, and over the last couple of orders we're beginning to add, and again, we think the market supports this.

Frank Sparacino:	Thank you, guys.

Pat Cline:	You're welcome.

Operator:	Your next question from the line of Sean Wyland with Piper Jaffray

Sean Wyland:	Hi. Thanks.

My question is on the competitive landscape, and specifically have you seen any ripple effects from the Allscripts-Misys merger?

Pat Cline:

No, I got a similar question on the last call, and as I stated, I'd love to be able to tell you that our sales have doubled because of you know fallout and ripple effect and fear in the minds of their customers or prospects, but while we see a little bit of that, I wouldn't call it material.

Sean Wyland:	And the CCHIT – the new certification came out in the past quarter. Are you seeing that as a competitive advantage for you? How does that fit in the minds of buyers?

Pat Cline:

It is in certain cases. Sophisticated buyers absolutely look at 2008 certification. They know that the big differentiators between the '07 certification and the '08 certification are relative to interoperability.

Quality Systems, Inc.

Moderator: Steve Plochocki

10-31-08/2:00 p.m. CT

Confirmation # 70834963

And they're looking at systems increasingly that are highly interoperable. And our system is and has been. We lead the field in that area.

Our competitors would like to paint the picture that they are the leaders, but reality is reality, and those that are '08 certified and those that do have the interoperability built into their systems win in certain cases where customers are looking at them.

And again, we think that is increasing.

Sean Wyland:	OK. Thanks.

Steve Plochocki:	(Berlice), we'll take one more call.

Operator:	At this time there are actually no further questions in the queue.

Steve Plochocki:	Well, then I timed it perfectly, didn't I?

Well, we want to thank everyone for joining us today. We want you to feel comfortable with the fact that the company is running well.

Everything that we talked about today in terms of the cost that we incurred are not related to customer matters, nor are they related to operational matters.

We're glad to have those costs behind us and its business as usual on a going forward basis.

So thank you again for all of your support. And we'll talk again next quarter. Thank you.

Operator:	This concludes today's conference call. You may not disconnect.

END